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                                                                    Exhibit 99.1


                                         Contact: Kos Pharmaceuticals, Inc.
                                                  Constance Bienfait
                                                  Executive Director
                                                  Corporate Communications
                                                  (305) 523-3658


             KOS PHARMACEUTICALS FILES PATENT INFRINGEMENT LAWSUIT
                           AGAINST BARR LABORATORIES


     MIAMI, FL, March 4, 2002 -- Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced that it has filed a lawsuit in New York against Barr Laboratories, Inc. (Barr) (NYSE: BRL) for infringement of two Kos patents.

     The lawsuit is a result of an Abbreviated New Drug Application (ANDA) filed by Barr with the U.S. Food and Drug Administration (FDA) regarding Barr's intent to market a generic version of Niaspan(R) 1000 mg. Kos' Niaspan is the only once-daily niacin formulation approved by the FDA for the safe and efficacious treatment of cholesterol disorders. For the full year 2001, Niaspan sales increased 53 percent to $84 million, growing more than two and one-half times the rate of the overall cholesterol market.

     Kos' complaint asserts that Barr infringes two issued, valid and enforceable patents covering the Niaspan product. Those patents expire in 2013 and 2017. The FDA statute provides for a 30-month stay of approval of Barr's ANDA to market a generic Niaspan, to allow the Court to resolve the patent infringement lawsuit.

     "We will vigorously enforce our patent rights in order to protect Kos' cholesterol products, which we have effectively pioneered entirely on our own," said Adrian Adams, President and Chief Executive Officer of Kos. "This attempt by Barr to copy our lead product validates Niaspan as a successful product with robust growth prospects for the future."

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company's principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor(TM) for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

     Certain statements in this press release, including statements relating to the protection afforded by the Company's existing patents and the expected continued growth of the Niaspan and Advicor products, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the ability of the Company to maintain the size of its sales force, the Company's ability to market its Advicor product without reducing the sales of Niaspan, the Company's ability to meet the conditions necessary to obtain funding under its funding arrangements, the validity, scope and enforceability of its patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release is set forth in the "Forward-Looking Information: Certain Cautionary Statements" section of the Company's Annual Report on Form 10-K for the period ended December 31, 2001, to be filed with the Securities and Exchange Commission, and in other reports and documents filed with the SEC.